Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Registration Statement of HealthLynked Corporation on Form S-8 (File no. 333-218175) of our report dated March 31, 2021 with respect to the consolidated financial statements of HealthLynked Corporation as of December 31, 2020 and 2019 included in this Annual Report on Form 10-K.

/s/ RBSM LLP

New York, NY

March 31, 2021